                                                                    EXHIBIT 99-4

                          PULITZER BROADCASTING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS



CONSOLIDATED FINANCIAL STATEMENTS

     Independent Auditors' Report

     Statements of Consolidated Income for each of the Three Years in the Period
          Ended December 31, 1997

     Statements of Consolidated Income for each of the Six-Month Periods
          Ended June 30, 1998 and 1997 (Unaudited)

     Statements of Consolidated Financial Position at December 31, 1997 and 1996

     Statements of Consolidated Financial Position at June 30, 1998 (Unaudited)

     Statements of Consolidated Stockholder's Equity (Deficit) for each of the Three Years in the Period Ended December 31, 1997

     Statement of Consolidated Stockholder's Equity for the Six-Month Period
          Ended June 30, 1998 (Unaudited)

     Statements of Consolidated Cash Flows for each of the Three Years in the Period Ended December 31, 1997

     Statements of Consolidated Cash Flows for each of the Six-Month Periods
          Ended June 30, 1998 and 1997 (Unaudited)

     Notes to Consolidated Financial Statements



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pulitzer Publishing Company:

We have audited the accompanying statements of consolidated financial position of Pulitzer Broadcasting Company, a wholly-owned subsidiary of Pulitzer Publishing Company, and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholder's equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Saint Louis, Missouri
July 17, 1998
(November 25, 1998 as
  to paragraph 3 of Note 1)

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME

                                             SIX MONTHS ENDED
                                                 JUNE 30,                YEARS ENDED DECEMBER 31,
                                         ----------------------    -----------------------------------
                                            1998         1997         1997         1996        1995
                                               (Unaudited)
                                                                 (In thousands)

OPERATING REVENUES - NET                 $ 119,773    $ 111,264    $ 227,016    $ 224,992    $ 202,939
                                         ---------    ---------    ---------    ---------    ---------


OPERATING EXPENSES:
  Operations                                36,045       33,989       69,205       66,626       64,202
  Selling, general and administrative       28,267       27,862       55,885       56,535       53,707
  Depreciation and amortization             11,051       11,684       23,447       22,442       22,843
                                         ---------    ---------    ---------    ---------    ---------
              Total operating expenses      75,363       73,535      148,537      145,603      140,752
                                         ---------    ---------    ---------    ---------    ---------

  Operating income                          44,410       37,729       78,479       79,389       62,187

  Interest expense                          (6,925)      (8,699)     (16,081)     (13,592)     (10,171)
  Net other income (expense)                     5            5           10          434           (4)
                                         ---------    ---------    ---------    ---------    ---------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                              37,490       29,035       62,408       66,231       52,012

PROVISION FOR INCOME TAXES (Note 11)        14,645       11,346       24,387       25,876       19,433
                                         ---------    ---------    ---------    ---------    ---------


NET INCOME                               $  22,845    $  17,689    $  38,021    $  40,355    $  32,579
                                         =========    =========    =========    =========    =========


See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION



                                                                                   JUNE 30,                   DECEMBER 31,
                                                                                    1998               ----------------------------
                                                                                                        1997                1996
                                                                                  (Unaudited)
ASSETS                                                                                    (In thousands, except share data)

CURRENT ASSETS:
  Trade accounts receivable (less allowance for
    doubtful accounts of $871, $785 and $991)                                      $ 50,863            $ 50,880            $ 47,700
  Program rights                                                                      3,054               7,866               8,452
  Prepaid expenses and other                                                          1,306               1,260               1,277
                                                                                   --------            --------            --------
              Total current assets                                                   55,223              60,006              57,429
                                                                                   --------            --------            --------

PROPERTIES:
  Land                                                                               10,069              10,163               9,342
  Buildings                                                                          44,881              44,769              43,827
  Machinery and equipment                                                           137,250             135,629             125,806
  Construction in progress                                                            5,794               3,282               1,735
                                                                                   --------            --------            --------
              Total                                                                 197,994             193,843             180,710
  Less accumulated depreciation                                                     113,922             106,826              91,816
                                                                                   --------            --------            --------
              Properties - net                                                       84,072              87,017              88,894
                                                                                   --------            --------            --------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of amortization (Note 6)                                   98,670             102,493             107,934
  Other                                                                               7,904               7,172               6,021
                                                                                   --------            --------            --------
              Total intangible and other assets                                     106,574             109,665             113,955
                                                                                   --------            --------            --------

                   TOTAL                                                           $245,869            $256,688            $260,278
                                                                                   ========            ========            ========


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                           $  4,113            $  3,966            $  3,724
  Current portion of long-term debt (Note 7)                                         12,705              12,705              14,705
  Salaries, wages and commissions                                                     4,053               4,709               4,806
  Interest payable                                                                    5,640               5,677               7,177
  Program contracts payable                                                           2,728               7,907               8,916
  Other                                                                               2,169               1,551               1,698
                                                                                   --------            --------            --------
              Total current liabilities                                              31,408              36,515              41,026
                                                                                   --------            --------            --------
LONG-TERM DEBT (Note 7)                                                             172,500             172,705             235,410
                                                                                   --------            --------            --------
PENSION OBLIGATIONS (Note 8)                                                          6,242               5,544               4,149
                                                                                   --------            --------            --------
POSTRETIREMENT BENEFIT OBLIGATIONS (Note 9)                                           2,659               2,556               2,618
                                                                                   --------            --------            --------
OTHER LONG-TERM LIABILITIES                                                           2,522               3,299               5,842
                                                                                   --------            --------            --------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock, $100 par value; 1,000 shares authorized;
    issued - 100 shares                                                                  10                  10                  10
  Additional paid-in capital                                                         11,924              11,924              11,924
  Retained earnings                                                                 104,454              81,609              43,588
  Intercompany balance (Note 4)                                                     (85,850)            (57,474)            (84,289)
                                                                                   --------            --------            --------
               Total stockholder's equity (deficit)                                  30,538              36,069             (28,767)
                                                                                   --------            --------            --------
                   TOTAL                                                           $245,869            $256,688            $260,278
                                                                                   ========            ========            ========

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                                  -----------------------     --------------------------------------
                                                                       1998        1997          1997          1996          1995
                                                                         (Unaudited)
                                                                                             (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $22,845       $17,689       $38,021       $40,355       $32,579
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                                      7,157         7,817        15,709        14,811        15,191
    Amortization                                                      3,894         3,867         7,738         7,631         7,652
    Deferred income taxes                                              (659)         (654)       (2,039)         (844)       (1,506)
    Gain on sale of assets                                                                                       (421)
    Changes in assets and liabilities which
        provided (used) cash:
        Trade accounts receivable                                        17          (839)       (3,180)       (5,658)       (3,014)
        Other assets                                                   (164)           24          (386)         (597)          414
        Trade accounts payable and other liabilities                    867          (394)         (356)        4,751         1,608
                                                                  ---------     ---------     ---------     ---------     ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                            33,957        27,510        55,507        60,028        52,924
                                                                  ---------     ---------     ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                               (4,376)       (5,540)      (12,976)      (11,354)      (16,307)
  Purchase of broadcast assets                                                     (1,849)       (3,141)       (5,187)
  Investment in limited partnership                                  (1,000)       (1,500)       (1,500)       (1,750)       (1,750)
  Sale of assets                                                                                                1,999
                                                                  ---------     ---------     ---------     ---------     ---------

NET CASH USED IN INVESTING ACTIVITIES                                (5,376)       (8,889)      (17,617)      (16,292)      (18,057)
                                                                  ---------     ---------     ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                                                    135,000
  Repayments of long-term debt                                         (205)      (26,705)      (64,705)      (15,205)      (14,250)
  Net transactions with Pulitzer Publishing Company                 (28,376)        8,084        26,815      (163,531)      (20,617)
                                                                  ---------     ---------     ---------     ---------     ---------

NET CASH USED IN FINANCING ACTIVITES                                (28,581)      (18,621)      (37,890)      (43,736)      (34,867)
                                                                  ---------     ---------     ---------     ---------     ---------

NET INCREASE IN CASH                                                $-            $-            $-            $-            $-
                                                                  =========     =========     =========     =========     =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest                             $6,872        $9,513       $17,469        $9,716       $10,147


See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED STOCKHOLDER'S EQUITY (DEFICIT)

                                   Shares                                    (In thousands)
                                  ----------  ----------------------------------------------------------------------------
                                                                                                                 Total
                                                               Additional                                    Stockholder's
                                   Common        Common          Paid-in        Retained      Intercompany      Equity
                                    Stock         Stock          Capital        Earnings         Balance       (Deficit)
Balances at January 1, 1995          100             $10         $11,924        $ 43,588       $  26,925      $  82,447

Net Income                                                                        32,579                         32,579

Dividends declared                                                               (32,579)         32,579

Net transactions with Pulitzer
    Publishing Company                                                                           (20,617)       (20,617)
                               ----------  --------------  --------------  --------------  -------------- --------------

Balances at December 31, 1995        100              10          11,924          43,588          38,887         94,409

Net Income                                                                        40,355                         40,355

Dividends declared                                                               (40,355)         40,355

Net transactions with Pulitzer
    Publishing Company                                                                          (163,531)      (163,531)
                               ----------  --------------  --------------  --------------  -------------- --------------

Balances at December 31, 1996        100              10          11,924          43,588         (84,289)       (28,767)

Net Income                                                                        38,021                         38,021

Net transactions with Pulitzer
    Publishing Company                                                                            26,815         26,815
                               ----------  --------------  --------------  --------------  -------------- --------------

Balances at December 31, 1997        100              10          11,924          81,609         (57,474)        36,069

Net Income (Unaudited)                                                            22,845                         22,845

Net transactions with
    Pulitzer Publishing
    Company (Unaudited)                                                                          (28,376)       (28,376)

                               ----------  --------------  --------------  --------------  -------------- --------------

Balances at
    June 30, 1998 (Unaudited)        100             $10         $11,924        $104,454       $ (85,850)     $  30,538
                               ==========  ==============  ==============  ==============  ============== ==============


See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

On May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc., (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (see Note 2) (the "Merger"). Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets and/or stock of Pulitzer Broadcasting Company and its subsidiaries. Out of the proceeds of this new debt, the Company will pay the existing Company debt (see Note 7) and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to New Pulitzer pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of New Pulitzer Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of New Pulitzer Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution are collectively referred to as the "Spin-off." The Spin-off and the Merger are collectively referred to as the "Transactions."

The Company's obligation to consummate the Transactions is subject, among other things, to the receipt of various regulatory approvals, approval of an amendment to the restated certificate of incorporation (the "Charter Amendment") of the Company by its stockholders and approval of the Merger by the stockholders of both the Company and Hearst-Argyle. The Company has received a favorable letter ruling from the Internal Revenue Service confirming that the Spin-off will be tax-free to Pulitzer stockholders. Early termination of the initial waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has also been granted. In addition, the Federal Communications Commission (the "FCC") has published notice of its grant of the application for the transfer of FCC licenses, including related waiver requests, from the Company to Hearst-Argyle. The Company anticipates that its special stockholders meeting to consider the Charter Amendment and the Merger will be held in January 1999 and that the Transactions will be completed shortly after the meeting.

Following the consummation of the Spin-off and Merger, New Pulitzer will be engaged primarily in the business of newspaper publishing. For financial reporting purposes, New Pulitzer is the continuing stockholder interest and will retain the Pulitzer name.

2.  BROADCASTING BUSINESS

Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries, WESH Television, Inc.; WDSU Television, Inc.; and KCCI Television, Inc.; (collectively "Broadcasting" or "Broadcasting Business"), own and operate nine network-affiliated television stations and five radio stations. Broadcasting's television properties represent market sizes from Omaha, Nebraska to Orlando, Florida and include operations in the northeast, southeast, midwest and southwest. Three of Broadcasting's five radio stations, representing the significant portion of its radio operations, are located in Phoenix, Arizona.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of Broadcasting. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Unaudited Interim Financial Information - In the opinion of management, the accompanying unaudited interim financial information contains all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Broadcasting's financial position as of June 30, 1998 and the results of operations and cash flows for the six-month periods ended June 30, 1998 and 1997.

Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Fiscal Year - Broadcasting's fiscal year ends on the last Sunday of the calendar year, which in 1995 resulted in a 14-week fourth quarter and a 53-week year. In 1997 and 1996, the fourth quarter was 13 weeks and the year was 52 weeks. Broadcasting's six-month periods ended June 30, 1998 and 1997 end on the last Sunday coincident with or prior to June 30. For ease of presentation, Broadcasting has used December 31 as the year-end and June 30, as the six-month period end.

Program Rights - Program rights represent license agreements for the right to broadcast feature programs, program series and other syndicated programs over limited license periods and are presented in the consolidated balance sheet at the lower of unamortized cost or estimated net realizable value. The total gross cost of each agreement is recorded as an asset and liability when the license period begins and all of the following conditions have been met: (a) the cost of the agreement is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement and (c) the program is available for broadcast. Payments are made in installments as provided for in the license agreements. Program rights expected to be amortized in the succeeding year and payments due within one year are classified as current assets and current liabilities, respectively.

Program rights covering periods of less than one year are amortized on a straight-line basis as the programs are broadcast. Program rights covering periods greater than one year are generally amortized as a package or series over the license period using an accelerated method. When a determination is made that either the unamortized cost of a program exceeds its estimated net realizable value or a program will not be used prior to the expiration of the license agreement, appropriate adjustments are made to charge unamortized amounts to operations.

Property and Depreciation - Property is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Buildings are depreciated over 30 to 35 years and all other property over lives ranging from 3 to 15 years.

Intangible Assets - Intangibles consisting of goodwill, FCC licenses and network affiliations acquired subsequent to the effective date of Accounting Principles Board Opinion No. 17 ("Opinion No. 17") are being amortized over lives of either 15 or 40 years while all other intangible assets are being amortized over lives ranging from 8 to 21 years. Intangibles in the amount of $1,520,000, related to acquisitions prior to the effective date of Opinion No. 17, are not being amortized because, in the opinion of management, their value is of undeterminable duration.

Long-Lived Assets - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in March 1995. This statement became effective for Broadcasting's 1996 fiscal year. The general requirements of this statement are applicable to the properties and intangible assets of Broadcasting and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates the recoverability of long-lived assets by reviewing the current and projected cash flows of each of its properties. If a permanent impairment is deemed to exist, any write-down would be charged to operations. For the periods presented, there has been no impairment.

Postretirement Benefit Plans - Broadcasting provides retiree medical and life insurance benefits under varying postretirement plans at several of its operating locations. Broadcasting's liability and related expense for benefits under the postretirement plans are recorded over the service period of active employees based upon annual actuarial calculations. All of Broadcasting's postretirement benefits are funded on a pay-as-you-go basis.

Income Taxes - Broadcasting's financial results are included in Pulitzer's consolidated federal income tax return. The tax provisions included in the consolidated financial statements were computed as if Broadcasting was a separate company. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been included in either financial statements or tax returns. Under this asset and liability approach, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Stock-Based Compensation Plans - Effective January 1, 1996, Broadcasting adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but are required to disclose pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption, whereas the disclosure requirements apply to all awards granted subsequent to December 31, 1994. Broadcasting continues to recognize and measure compensation for its participation in the Pulitzer restricted stock option plans in accordance with the existing provisions of APB 25.

Barter Transactions - Broadcasting's barter transactions primarily represent the exchange of commercial air time for non-network programming. Typically, the commercials exchanged are broadcast during the program that is received in the barter transaction. In general, an equal amount of barter revenue and expense is recorded at the estimated fair value of commercial air time relinquished when the commercials are broadcast. Due to the nature of Broadcasting's barter transactions, barter receivables and payables are not significant.

Comprehensive Income - Effective January 1, 1998, Broadcasting adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, with no effect on Broadcasting's financial statements for the six-month periods ended June 30, 1998 and 1997.

Dividends - Dividends, when declared, are recorded in the "Intercompany Balance" in the Statements of Consolidated Financial Position. The payment and amount of future dividends remains within the discretion of the Board of Directors. No dividends were declared for the six-month period ended June 30, 1998 or the year ended December 31, 1997.

Use of Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

4.  TRANSACTIONS WITH PULITZER

Cash - The Statements of Consolidated Financial Position exclude all cash and have reflected current payables for income taxes and other items, to the extent paid by Pulitzer, in the intercompany balance.

Long-term Debt - Pulitzer's long-term debt balances and related interest expense have been allocated to Broadcasting and are included in the consolidated financial statements herein. This allocation to Broadcasting is consistent with the terms of the Merger Agreement discussed in Note 1.

Intercompany Balance - Balance reflects the net transactions with Pulitzer, which are not expected to be repaid.

Pension Plans - Pulitzer sponsors various noncontributory defined benefit pension plans which cover substantially all of the Broadcasting employees. Benefits under the plans are generally based on salary and years of service. The liability and related expense for benefits under the plans are recorded over the service period of active employees based upon annual actuarial calculations. Annual pension expense for the pension plans is allocated to Broadcasting based upon payroll expense for Broadcasting employees. Plan funding strategies are influenced by tax regulations. Plan assets consist primarily of government bonds and corporate equity securities.

Corporate Expenses - Broadcasting benefits from certain services provided by Pulitzer including financial, legal, tax, employee benefit department, corporate communications, and internal audit. These corporate costs have been allocated to Broadcasting using a variety of factors, including revenues, property, and payroll. Management believes that the methods of allocating costs to Broadcasting are reasonable. Broadcasting's allocation of these costs were $3,701,000, $3,857,000 and $3,752,000 in the years ended December 31, 1997,
1996, and 1995, respectively and $1,880,000 (unaudited) and $1,908,000
(unaudited) for the six months ended June 30, 1998 and 1997, respectively. These costs are included within the Statements of Consolidated Income.

5.  ACQUISITION OF PROPERTIES

In June 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Louisville, Kentucky for approximately $1,897,000. In August 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Kernersville, North Carolina for approximately $1,244,000.

In December 1996, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Phoenix, Arizona for approximately $5,187,000.

During 1995, 1996, 1997 and 1998, Broadcasting made cumulative capital contributions of $6,000,000 for a limited partnership investment in the Major League Baseball Franchise located in Phoenix, Arizona. The investment is included in other non-current assets in the Statements of Consolidated Financial Position.

6.  INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                     June 30,              December 31,
                                                       1998          ------------------------
                                                    (Unaudited)        1997           1996

                                                                  (In thousands)
    FCC licenses and network affiliations            $114,403        $114,376       $112,162
    Goodwill                                            6,960           6,960          6,960
    Other                                              33,696          33,696         33,696
                                                     ---------       ---------      ---------

              Total                                   155,059         155,032        152,818
    Less accumulated amortization                      56,389          52,539         44,884
                                                     ---------       ---------      ---------

    Total intangible assets - net                     $98,670        $102,493       $107,934
                                                     =========       =========      =========


7.  LONG-TERM DEBT

Long-term debt of Pulitzer allocated to Broadcasting consists of the following:


                                                June 30,        December 31,
                                                  1998    ----------------------
                                               (Unaudited)    1997        1996

                                                          (In thousands)
Credit Agreement                                $   --      $   --      $ 50,000
Senior notes maturing in substantially
  equal annual installments:
  8.8% due through 1997                                                   14,500
  6.76% due 1998-2001                             50,000      50,000      50,000
  7.22% due 2002-2005                             50,000      50,000      50,000
  7.86% due 2001-2008                             85,000      85,000      85,000
Other                                                205         410         615
                                                --------    --------    --------
          Total                                  185,205     185,410     250,115
Less current portion                              12,705      12,705      14,705
                                                --------    --------    --------

Total long-term debt                            $172,500    $172,705    $235,410
                                                ========    ========    ========

Pulitzer's fixed-rate senior note borrowings are with The Prudential Insurance Company of America ("Prudential"). The Senior Note Agreements with Prudential provide for the payment of certain fees, depending on current interest rates and remaining years to maturity, in the event of repayment prior to the notes' scheduled maturity dates (as anticipated by the Spin-off and Merger discussed in Note 1).

The credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders ("FNBC"), provides for a $50,000,000 variable rate revolving credit facility ("Credit Agreement"). Loans may be borrowed, repaid and reborrowed by Pulitzer until the Credit Agreement terminates on July 2, 2001. Pulitzer has the option to repay any borrowings and terminate the Credit Agreement, without penalty, prior to its scheduled maturity. As of December 31, 1997 and June 30, 1998, Pulitzer had no borrowings under the Credit Agreement.

The Credit Agreement allows Pulitzer to elect an interest rate with respect to each borrowing under the facility equal to a daily floating rate or the Eurodollar rate plus 0.225 percent. As of December 31, 1996, the interest rate on the Credit Agreement borrowings with FNBC was 5.875 percent.

The terms of the various senior note agreements contain certain covenants and conditions including the maintenance of cash flow and various other financial ratios, limitations on the incurrence of other debt and limitations on the amount of restricted payments (which generally includes dividends, stock purchases and redemptions).

Under the terms of the most restrictive borrowing covenants, in general, Pulitzer may pay annual dividends not to exceed the sum of $10,000,000, plus 75% of consolidated net earnings commencing January 1, 1993, less the sum of all dividends paid or declared and redemptions in excess of sales of Pulitzer stock after December 31, 1992.

Approximate annual maturities of long-term debt for the five years subsequent to December 31, 1997 are:

    Fiscal Year (In thousands):
      1998                                                       $12,705
      1999                                                        12,705
      2000                                                        12,500
      2001                                                        23,125
      2002                                                        23,125
      Thereafter                                                 101,250
                                                           --------------
    Total                                                       $185,410
                                                           ==============

8.  PENSION PLANS

Pulitzer sponsors two defined benefit pension plans in which Broadcasting employees may be eligible to participate. No detailed information regarding the funded status of the plans and components of net periodic pension cost, as it relates to Broadcasting is available. The pension cost components for the pension plans are as follows:

                                                             Years Ended December 31,
                                                    -------------------------------------------
                                                        1997           1996            1995
                                                                    (In thousands)
Service cost for benefits earned during the year         $ 2,272        $ 2,215         $ 1,929
Interest cost on projected benefit obligation              3,531          3,046           2,849
Actual return on plan assets                              (7,210)        (4,225)         (5,364)
Net amortization and deferrals                             4,218          1,867           3,577
                                                    ------------   ------------    ------------
Net periodic pension cost                                $ 2,811        $ 2,903         $ 2,991
                                                    ============   ============    ============

The portion of net periodic pension cost allocated, based on payroll costs, to Broadcasting's active employees and included in the Statements of Consolidated Income amounted to approximately $1,395,000, $1,474,000 and $1,540,000 for 1997,
1996 and 1995, respectively, and for the six months ended June 30, 1998 and 1997 was approximately $698,000 (unaudited) and $735,000 (unaudited), respectively. Pursuant to the Merger Agreement, Broadcasting will retain the ongoing liabilities related to its active employees. Future pension costs for Broadcasting after the Spin-off are likely to be different when compared to allocated historical amounts.

The funded status of the Pension Plans is as follows:

                                                      December 31, 1997           December 31, 1996
                                                  -----------------------      -------------------------
                                                   Accumulated     Assets      Accumulated     Assets
                                                    Benefits       Exceed       Benefits       Exceed
                                                     Exceed      Accumulated     Exceed      Accumulated
                                                     Assets       Benefits       Assets       Benefits
                                                                       (In thousands)
Actuarial present value of:
    Vested benefit obligation                     $  9,906       $ 39,699       $  8,307    $ 33,472
                                                  ========       ========       ========    ========

    Accumulated benefit obligation                $  9,979       $ 40,341       $  8,343    $ 33,983
                                                  ========       ========       ========    ========

Projected benefit obligation                      $ 11,472       $ 43,826       $ 10,251    $ 37,209
Plan assets at fair value                                          43,495                     37,349
                                                  --------       --------       --------    --------
Plan assets less than (greater than) projected
    benefit obligation                              11,472            331         10,251        (140)
Unrecognized transition asset (obligation), net       (960)           104         (1,137)        125
Unrecognized net gain (loss)                        (1,237)         4,751           (812)      3,512
Unrecognized prior service cost (credits)              (35)           224            (40)        252
Additional minimum liability                           739                            81
                                                  --------       --------       --------    --------

Pension obligations                               $  9,979       $  5,410       $  8,343    $  3,749
                                                  ========       ========       ========    ========

The portion of pension obligations allocated to Broadcasting employees and included in the Statements of Consolidated Financial Position amounted to $5,544,000 and $4,149,000 as of December 31, 1997 and 1996, respectively. As of the date of the Merger, actuarial calculations will be performed to separate Broadcasting active employees from the pension plans. Future pension obligations for Broadcasting, computed in separate actuarial calculations, are likely to be different when compared to the allocated historical amounts.

The projected benefit obligation was determined using assumed discount rates of 7%, 7.5% and 7.25% at December 31, 1997, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was

8.5% for 1997, 1996 and 1996. For those plans that pay benefits based on final compensation levels, the actuarial assumptions for overall annual rate of increase in future salary levels was 4.5% for 1997 and 5% for both 1996 and 1995.

Pulitzer sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all Broadcasting employees. Employer contributions for Broadcasting employees amounted to approximately $698,000, $626,000 and $509,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $358,000 (unaudited) and $352,000 (unaudited) for the six-month periods ended June 30, 1998 and 1997, respectively.

9.  POSTRETIREMENT BENEFITS

Broadcasting will retain the postretirement obligation and costs related to its active employees immediately following the Merger. The net periodic postretirement benefit cost components for Broadcasting active employees are as follows:

                                                                 Years Ended December 31,
                                                    --------------------------------------------
                                                            1997           1996            1995
                                                                      (In thousands)
Service cost (for benefits earned during the year)          $131           $118            $128
Interest cost on accumulated postretirement
    benefit obligation                                       139            151             185
Net amortization, deferrals and other components             (74)           (72)            (56)
                                                    ------------    ------------  -------------
Net periodic postretirement benefit cost                    $196           $197            $257
                                                    =============   ============    ============

The status of Broadcasting's postretirement benefit plans related to active employees is as follows:

                                                                      December 31,
                                                             ----------------------------
                                                                  1997            1996
                                                                 (In thousands)

    Actives eligible to retire                                  $  774          $  784
    Other actives                                                1,142           1,073
                                                           -----------    ------------
    Accumulated postretirement benefit obligation                1,916           1,857

    Unrecognized prior service gain                                192             233
    Unrecognized net gain                                          448             528
                                                           -----------    ------------

    Accrued postretirement benefit cost                         $2,556          $2,618
                                                           ===========    ============

For 1997 and 1996 measurement purposes, health care cost trend rates of 9%, 7% and 5% were assumed for indemnity plans, PPO plans and HMO plans, respectively. For 1997, these rates were assumed to decrease gradually to 5% through the year 2010 and remain at that level thereafter. For 1996, the indemnity and PPO rates were assumed to decrease gradually to 5.5% through the year 2010 and remain at that level thereafter.

Administrative costs related to indemnity plans were assumed to increase at a constant annual rate of 6% for 1997, 1996 and 1995. The assumed discount rate used in estimating the accumulated postretirement benefit obligation was 7%, 7.5% and 8% for 1997, 1996 and 1995, respectively.

10.  COMMON STOCK PLANS

Broadcasting participates in the Company's stock-based compensation plans which are summarized as follows: The Pulitzer Publishing Company 1994 Stock Option Plan, adopted May 11, 1994, (the "1994 Plan"), replaced the Pulitzer Publishing Company 1986 Employee Stock Option Plan (the "1986 Plan"). The 1994 Plan provides for the issuance to key employees and outside directors of incentive stock options to purchase up to a maximum of 2,500,000 shares of common stock. The issuance of all other options will be administered by the Compensation Committee of the Board of Directors, subject to the 1994 Plan's terms and conditions. Specifically, the exercise price per share may not be less than the fair market value of a share of common stock at the date of grant. In addition, exercise periods may not exceed ten years and the minimum vesting period is established at six months from the date of grant. Option awards to an individual employee may not exceed 250,000 shares in a calendar year.

Prior to 1994, the Company issued incentive stock options to key employees under the 1986 Plan. As provided by the 1986 Plan, certain option awards were granted with tandem stock appreciation rights which allow the employee to elect an alternative payment equal to the appreciation of the stock value instead of exercising the option. Outstanding options issued under the 1986 Plan have an exercise term of ten years from the date of grant and vest in equal installments over a three-year period.

As required by SFAS 123, Broadcasting has estimated the fair value of its option grants since December 31, 1994 by using the binomial options pricing model with the following assumptions:

                                                                   Years Ended December 31,
                                                          -------------------------------------------
                                                             1997            1996           1995

Expected Life (years)                                          7              7               7

Risk-free interest rate                                      5.8%           6.4%            5.7%

Volatility                                                  23.6%          22.5%           19.6%

Dividend yield                                               1.1%           1.2%            1.3%

As discussed in Note 1, Broadcasting accounts for stock option grants in accordance with APB 25, resulting in the recognition of no compensation expense in the Statements of Consolidated Income. Had compensation expense been computed on the fair value of the option awards at their grant date, consistent with the provisions of SFAS 123, Broadcasting's net income would have been reduced to the pro forma amounts below:

                                                                 Years Ended December 31,
                                                        --------------------------------------------
                                                           1997            1996            1995
Net Income:
    As reported                                          $38,021         $40,355         $32,579

    Pro forma                                             37,333          40,045          32,572

Because the provisions of SFAS 123 have not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of compensation cost to be incurred on a pro forma basis in future years.

Broadcasting also participates in the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan, adopted April 24, 1997 (the "Plan"). The Plan allows eligible employees to authorize payroll deductions for the quarterly purchase of the Company's common stock at a price generally equal to 85 percent of the common stock's fair market value at the end of each quarter. The Plan began operations as of July 1, 1997. In general, other than Michael E. Pulitzer, all employees of the Company and its subsidiaries are eligible to participate in the Plan after completing at least one year of service. Subject to appropriate adjustment for stock splits and other capital changes, the Company may sell a total of 500,000 shares of its common stock under the Plan. Shares sold under the Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Plan.

11.  INCOME TAXES

During 1995, a state tax examination was settled favorably resulting in a reduction of income tax expense of approximately $900,000. Provisions for income taxes (benefits) consist of the following:

                                                  Years Ended December 31,
                                       -----------------------------------------
                                          1997           1996            1995
                                                     (In thousands)
Current:
    Federal                             $22,329         $22,818         $19,066
    State and local                       4,097           3,902           1,873

Deferred:
    Federal                              (1,723)           (721)         (1,315)
    State and local                        (316)           (123)           (191)
                                        -------         -------         -------
          Total                         $24,387         $25,876         $19,433
                                        =======         =======         =======

Factors causing the effective tax rate to differ from the statutory Federal income tax rate are as follows:

                                                                     Years Ended December 31,
                                                               --------------------------------
                                                                   1997        1996        1995
Statutory rate                                                       35%         35%         35%
Favorable resolution of prior year state tax issue                                           (2)
State and local income taxes, net of U.S. Federal
    income tax benefit                                                4           4           4
                                                              ---------   ---------   ---------

          Effective rate                                             39%         39%         37%
                                                              =========   =========   =========

Broadcasting's deferred tax assets and liabilities, net, are included in "Other Long-Term Liabilities" in the Statements of Consolidated Financial Position and consist of the following:

                                                                 December 31,
                                                           ---------------------
                                                            1997           1996
                                                               (In thousands)
Deferred tax assets:
    Pensions and employee benefits                         $3,268         $2,557
    Postretirement benefit costs                            1,000          1,024
    Other                                                     554            681
                                                           ------         ------
          Total                                             4,822          4,262
                                                           ------         ------

Deferred tax liabilities:
    Depreciation                                            6,318          6,471
    Amortization                                              477          1,803
                                                           ------         ------
          Total                                             6,795          8,274
                                                           ------         ------

Net deferred tax liability                                 $1,973         $4,012
                                                           ======         ======

12.  COMMITMENTS AND CONTINGENCIES

At June 30, 1998 and December 31, 1997, Broadcasting and its subsidiaries had construction and equipment commitments of approximately $2,347,000 (unaudited) and $4,559,000, respectively, and commitments for program contracts payable and license fees of approximately $29,672,000 (unaudited) and $30,025,000, respectively.

Broadcasting and its subsidiaries are involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such maters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management believes the ultimate outcome of such existing litigation will not have a material adverse effect on the consolidated financial statements of Broadcasting and its subsidiaries.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Broadcasting has estimated the following fair value amounts for its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Broadcasting could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Accounts Receivable, Accounts Payable and Program Contracts Payable - The carrying amounts of these items are a reasonable estimate of their fair value.

Long-Term Debt - Interest rates that are currently available to Pulitzer for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The fair value estimates of long-term debt as of June 30, 1998, December 31, 1997 and December 31, 1996 were $200,378,000 (unaudited),
$195,969,000 and $259,958,000, respectively.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1998, December 31, 1997 and December 31, 1996. Although management is not aware of any facts that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ from the amounts presented herein.

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Broadcasting's operating results for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996 by quarters are as follows:

                                             First       Second      Third       Fourth
                                            Quarter      Quarter    Quarter      Quarter      Total
                                          -----------------------------------------------------------
                                                                (In thousands)
OPERATING REVENUES - NET:
    1998                                    $53,170      $66,603      $-          $-        $119,773

    1997                                     50,171       61,093      53,738      62,014     227,016

    1996                                     49,517       59,053      54,048      62,374     224,992

NET INCOME:
    1998                                      7,594       15,251                              22,845

    1997                                      5,688       12,001       7,778      12,554      38,021

    1996                                      7,166       12,758       8,267      12,164      40,355

                                   * * * * * *

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


         Statements in this Report on Form 8-K concerning Broadcasting's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.


GENERAL

         Broadcasting's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of television and radio in comparison to other forms of advertising, the performance of the Broadcasting in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by Broadcasting.

         Broadcasting's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth quarter of each year as a result of increased advertising activity during the Christmas holiday period and during fall election year campaigns. The first quarter is historically the weakest quarter for revenues and profits.


RECENT EVENTS

         On May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc., (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (the "Merger") (see Notes 1 and 2 to the Consolidated Financial Statements included in this Exhibit 99-4 to the Company's Current Report on Form 8-K).


SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH 1997

         Broadcasting operating revenues for the first six months of 1998 increased 7.6 percent to $119.8 million from $111.3 million in 1997. Local and national spot advertising increased 7 percent and 9.7 percent, respectively, for the first half of 1998. The current year comparison reflects the impact of increased political advertising of approximately $4.2 million in first six months of 1998.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the first six months of 1998 increased 2.5 percent to $75.4 million from $73.5 million in the prior year six-month period. The increase was primarily attributable to higher overall personnel costs of $2.6 million for the first six months of 1998.

         Broadcasting operating income in the first six months of 1998 increased
17.7 percent to $44.4 million from $37.7, reflecting higher advertising revenues in the current year.

         Interest expense declined $1.8 million in the first six months of 1998 due to a lower average debt level. The Company's average debt level for the first six months of 1998 decreased to $185.3 million from $239.9 million in the prior year six-month period. The Company's average interest rate for the first six months of 1998 increased to 7.5 percent from 7.3 percent. The lower average debt level and higher average interest rate in the first half of 1998 reflected the payment of variable rate credit agreement borrowings during the last three quarters of 1997.

         Broadcasting's effective income tax rate for the first six months of 1998 was 39.1 percent, unchanged from the prior year six-month period. The Company expects that the effective tax rate related to broadcasting operations will be approximately 39 percent for the full year of 1998.

         Net income for the first six months of 1998 increased 29.1 percent to $22.8 million from $17.7 million a year ago. The gain reflected increases in broadcasting advertising revenues.


YEAR ENDED DECEMBER 31, 1997 COMPARED WITH 1996

         Broadcasting operating revenues for 1997 increased 0.9 percent to $227 million from $225 million in 1996. For the year, a 1.6 percent increase in national spot advertising and a 6.1 percent increase in network compensation were partially offset by a 0.5 percent decline in local spot advertising. The modest increases in 1997 advertising revenues reflected the impact of decreased political advertising of approximately $12 million in 1997 compared to 1996. In addition, the Company's five NBC affiliated television stations benefited from significant Olympic related advertising in the prior year third quarter.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 2 percent to $148.5 million in 1997 from $145.6 million in 1996. The increase was attributable to higher overall personnel costs of $3.2 million and higher depreciation and amortization of $1 million. These increases were partially offset by decreases in program rights costs of $493,000, promotion costs of $333,000 and license fees of $246,000.

         Broadcasting operating income in 1997 decreased 1.1 percent to $78.5 million from $79.4 million in the prior year. The 1997 decrease reflected the modest overall revenue gain, resulting primarily from the effect of significant political and Olympic related advertising revenue in the prior year.

         Interest expense increased $2.5 million in 1997 compared to 1996 due to higher average debt levels in 1997. The Company's average debt level for 1997 increased to $220 million from $186.9 million in the prior year due to new long-term borrowings on July 1, 1996. The Company's average interest rate for 1997 was unchanged from the prior year rate of 7.3 percent.

         Broadcasting's effective income tax rate for 1997 was 39.1 percent, unchanged from the prior year.

         For the year ended December 31, 1997, net income decreased 5.8 percent to $38 million from $40.4 million in 1996. The decline reflected the lower broadcasting advertising revenues and higher interest expense in 1997.


YEAR ENDED DECEMBER 31, 1996 COMPARED WITH 1995

         Broadcasting operating revenues for 1996 increased 10.9 percent to $225 million from $202.9 million in 1995. On a comparable basis, excluding the extra week from 1995, operating revenues increased 12.9 percent. Local spot advertising increased 14.2 percent and national spot advertising increased 14.7 percent. The 1996 increases reflected strong Olympic-related advertising at Broadcasting's five NBC affiliated stations and significant political advertising of $13.2 million, an increase of $10.3 million.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 3.4 percent to $145.6 million in 1996 from $140.8 million in 1995. On a comparable basis, excluding the extra week from 1995, operating expenses increased 4.5 percent. This increase was primarily attributable to higher overall personnel costs of $4.2 million and higher national advertising commissions of $951,000.

         Broadcasting operating income in 1996 increased 27.7 percent to $79.4 million from $62.2 million in the prior year. On a comparable basis, excluding the extra week from 1995, operating income from the broadcasting segment increased 32.7 percent. The 1996 gain resulted from the significant increases in both local and national advertising revenues.

         Interest expense increased $3.4 million in 1996 compared to 1995 due to higher debt levels in the second half of 1996. New long-term borrowings on July 1, 1996 added approximately $4.8 million to 1996 interest expense. The Company's average debt level for 1996 increased to $186.9 million from $133.2 million in the prior year. The Company's average interest rate for 1996 decreased slightly to 7.3 percent from 7.5 percent in the prior year.

         Broadcasting's effective income tax rate for 1996 was 39.1 percent compared to 37.4 percent in the prior year. The prior year rate was affected by the settlement of a state tax examination which reduced income tax expense by approximately $900,000 in 1995. Excluding the non-recurring tax settlement from the prior year, the effective income tax rate for 1995 would have been 39.1 percent.

         For the year ended December 31, 1996, net income increased 23.9 percent to $40.4 million from $32.6 million in 1995. Excluding the positive income tax adjustment from 1995, net would have increased 27.4 percent in 1996. The 1996 gain, on a comparable basis, reflected the significant increase in advertising revenues which offset operating expense and interest expense increases.


LIQUIDITY AND CAPITAL RESOURCES

      Pursuant to the Merger Agreement, the Company's existing long-term debt will be repaid with new borrowings prior to the Merger. In addition, the new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, all of the Company's long-term debt balances are allocated to the Broadcasting Business in the Statements of Consolidated Financial Position. Outstanding debt, inclusive of the short-term portion of long-term debt, as of June 30, 1998, was $185.2 million compared to $185.4 million at December 31, 1997. The Company's borrowings consist primarily of fixed-rate senior notes with The Prudential Insurance Company of America ("Prudential"). Under a variable rate credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders, the Company has a $50 million line of credit available through June, 2001 (the "FNBC Credit Agreement"). No amount is currently borrowed under the FNBC Credit Agreement.

         The Company's Senior Note Agreements with Prudential and the FNBC Credit Agreement require it to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder.

         As of June 30, 1998, Broadcasting's commitments for capital expenditures were approximately $2.3 million, relating to normal capital equipment replacements and the cost of a building project in Louisville, Kentucky. Capital expenditures to be made in fiscal 1998 are estimated to be in the range of $7 to $10 million. Commitments for film contracts and license fees at broadcasting locations as of June 30, 1998 were approximately $29.7 million.

         At June 30, 1998, Broadcasting had working capital of $23.8 million and a current ratio of 1.76 to 1. This compares to working capital of $23.5 million and a current ratio of 1.64 to 1 at December 31, 1997.

         Broadcasting generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements and debt installments.

SPIN-OFF AND MERGER

         Prior to the Spin-off and Merger, the Company intends to borrow $700 million which will provide sufficient funds to pay the existing Company debt (which has been allocated to the Broadcasting Business in the Consolidated Financial Statements). In addition, the Company will incur a prepayment penalty related to the prepayment of existing Company debt with Prudential. Based upon current interest rates, the prepayment penalty would be approximately $21 million. Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt ($700 million) following the consummation of the Spin-off and Merger. (See
Note 1 to the Consolidated Financial Statements included in this Exhibit 99-4 to the Company's Current Report on Form 8-K.)

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, the Company began reviewing and preparing its information systems and applications for the Year 2000. Broadcasting's Year 2000 issues relate primarily to its aging news gathering and archival systems, but also include some broadcasting and building maintenance systems. The Company does not believe that a significant lead-time is required to address Broadcasting's issues. However, alternative solutions exist with varying expense and capital expenditure requirements. As a result, Broadcasting's plans to address Year 2000 issues are expected to be finalized subsequent to the Merger.

         The Company does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger.

DIGITAL TELEVISION

         Broadcasting's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at Broadcasting's other television stations is May 1, 2002. Broadcasting is currently considering available options to comply with the FCC's timetable. However, it is expected that Broadcasting's digital conversion strategy will be finalized subsequent to the Merger. The Company does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.